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                                                                    Exhibit 10.4


                           MANUFACTURERS AGREEMENT FOR

                             PRIVATE LABEL COMPANIES

         THIS CONTRACT made this Twelfth day of June, 1995 between SAVIGNANO FOODS CORPORATION, a New Jersey Corporation, trading as Andrea's, hereinafter referred to as the "Manufacturer", doing business at 107 South Jefferson Street, in the City of Orange, County of Essex and State of New Jersey, on the one part, and; SILVER STAR RAVIOLI COMPANY, INC., P.O. Box 340487, Brooklyn, New York 11234, hereinafter called the "Private Label Company", of the other part.

         WITNESSETH, that the said party of the first part, for and in consideration of the sum of FIVE THOUSAND ($5,000.00) DOLLARS to be paid and satisfied as hereinafter mentioned, and also in consideration of the covenants and agreements hereinafter mentioned, made and entered into by the said party of the second part, agrees as follows:

         The manufacturer shall make the following product lines to be purchased by the Private Label Company for sale in the retail and/or wholesale marketplace, by said Private Label Company:

         1.       Product (A) -     13 oz. Large Round Cheese Ravioli
                                    Packed 12 Ravioli Per Bag -
                                    24 Units Per Case, $13.85 Per Case.

         2.       Product (B) -     16 oz. Cavatelli
                                    Packed One Pound Per Bag -
                                    24 Units Per Case, $9.95 Per Case.

         The prices listed in this Agreement are contingent upon the Private Label Company's monthly sales of 7,000 cases of Product (A) and 3,000 cases of Product (B). If Private Label Company fails to purchase from Manufacturer the above mentioned volume over a fifty-two (52) week period, the Manufacturer reserves the right to raise prices according to usage or lack there of.

         No order by Private Label Company shall be less than 250 cases of Product (A) or Product (B).

         2. The Manufacturer shall pay for all bags, labels and corrugated boxes as needed in its sole discretion, to manufacture and package the product line set forth in Paragraph 1 above for the Private Label Company, at the Manufacturer's sole cost and expense.




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                  However, the Manufacturer shall not pay for or be responsible for artworks, plates, dyes of any kind needed for the packaging of said product lines. Manufacturer will not purchase more than sixteen (16) weeks supply of packaging. The amount will initially be based on projections made by Private Label Company. After a history of sales has been established, the 16-week supply will be determined by the sales of the Private Label Company.

         3. If the Private Label Company "ceases to do business" for any reason whatsoever with the Manufacturer, the Private Label Company shall reimburse the Manufacturer for all costs and expenses incurred or contracted for by the Manufacturer for purposes of fulfilling this agreement such as, finished product, inventory of finished product, raw material and supplies, paper products, manufacturing expenses, legal fees, storage expenses, etc. "Ceases to do business" with Manufacturer is hereby defined to be the failure by Private Label Company to purchase 7,000 cases of Product (A) and 3,000 cases of Product
(B) within any one (1) month period. If the Private Label Company "ceases to do business" as defined herein, it shall constitute a default under this Agreement.

         4. The Private Label Company shall pay the Manufacturer a minimum retainer of Five Thousand ($5,000.00) Dollars to offset the Manufacturer's start up costs to be put in an interest bearing account. The interest will accumulate and paid in full yearly to Private Label Company. If, prior to one (1) year from the date hereof, Private Label Company elects to terminate this Agreement of Manufacture, the $5,000.00 will be returned to Private Label Company upon payment in full of all end product, packaging, corrugated, etc. If Private Label Company does not pay for the above mentioned costs, Manufacturer shall retain the retainer fee in full. If the Manufacturer extends credit terms to the Private Label Company, the $5,000.00 retainer shall be released to Private Label Company.

         5. In the event of a Default by the Private Label Company of this Agreement, the Manufacturer shall be entitled to keep all deposit monies paid as liquidated damages plus all other advances paid by the Private Label Company on order given to date, plus the Private Label Company agrees to be liable for all consequential damages resulting from the default and/or breach of this Agreement including attorneys fees, costs of suit and interest on amounts due and owing the Manufacturer from the date of all open purchase orders. Damages shall also include discharging, reloading, handling, storing or any other reasonable services or expenses incurred in the manufacture, storage, preservation, resale and distribution (where applicable) of the product line of the Private Label Company. A Default by Private Label Company shall occur upon the failure to (1) pay the orders as provided for hereunder; (2) to make the minimum purchases; or
(3) to comply with all other terms of this Agreement.

         6. The Manufacturer agrees to produce in accordance with Good Manufacturing Practices and Federal and State Food Regulation, and will deliver same to Private Label Company. However, the Manufacturer shall not be liable for damages after the product has





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left its control or for damages arising out of label misstatements or false advertising statements. The Manufacturer will be liable for any short weight product or improperly packaged product.

         7. The Manufacturer disclaims any and all warranties either express or implied warranties for a Particular Purpose or Merchantability. The Manufacturer will provide the Private Label Company with a certificate of insurance naming the Private Label Company as an additional insured.

         8. Payment shall be made by Private Label Company in cash, certified check, bank check or wired to Manufacturer's bank account by 11:00 a.m. to the Manufacturer for the entire amount due and payable to the Manufacturer one (1) day prior to shipment/pickup of end product. This payment procedure will apply for twelve months from the first invoice date. After six (6) months from the first invoice date, the Manufacturer will review the payment procedure set forth in this Agreement and will decide to alter or not alter the payment procedure.

         9. The Manufacturer shall not be responsible for its failure to meet any manufacturing product, packaging or distribution deadline established by the Private Label Company if the Private Label Company does not give the Manufacturer proper lead time on confirmed ads and proper and reasonable sales projections of at least four (4) weeks in advance.

         10. All formulas and manufacturing procedures used by the Manufacturer are proprietary to the Manufacturer and will be kept confidential and not revealed to any party.

         11. Either party may terminate this Agreement at any time by giving the other party notice in writing of such desire of termination at least one hundred twenty (120) days upon which date such termination is to occur. A notice shall be supplied by certified mail return receipt requested effective upon delivery or by hand delivery of said notice. Effective upon termination of the Private Label Company shall immediately pay the Manufacturer for any open outstanding invoices, if any, and agrees to pay in full on all pending orders for said product line.

         12. During the term of this Agreement, the Private Label Company agrees to make the Manufacturer its exclusive manufacturer and packager of said product lines. The Private Label Company shall be allowed, in emergent circumstances, to obtain product from any other supplier or producer at any price, to satisfy its order requirements in the event the Manufacturer cannot satisfy such requirements, upon providing telephone notice to Manufacturer.

         13. The decision of manufacturing and packaging of the Private Label Company's private line of said product line shall be exclusively that of the Manufacturer. The parties




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mutually agree and understand that the price of manufacturing and packaging may escalate without notice due to factors beyond the control of the Manufacturer. The Private Label Company agrees to pay for any and all increases in manufacturing and packaging costs incurred directly by the Manufacturer upon Manufacturer giving ten (10) days written notice. Concurrently, the Manufacturer will also pass along decreases in manufacturing and packaging costs as they occur. The Manufacturer will review these prices with the Private Label Company every three (3) months.

         14. The Private Label Company agrees to place all outside orders with Manufacturer . The Private Label Company agrees that the Manufacturer shall not be responsible for the nonperformance of any order that is not confirmed with a written acceptance of the purchase order or be responsible for any penalties the Private Label Company may incur as a result of nonperformance.

         15. The Private Label Company represents that it is a New York Corporation and that this contract was approved by duly authorized corporate resolution.

         16. The Private Label Company will arrange for all orders to be picked up at the Manufacturer's plant address or its nearest storage facility by Private Label customers. In the event that pick-up is not made by Private Label customer, the Manufacturer will not be responsible or liable for delivery and will not deliver product for Private Label Company. Consequently, the Private Label Company will be solely responsible to arrange for pick-up of product by any means necessary.

         17. This Agreement shall be governed by the laws of New Jersey. Private Label Company does hereby submit to the jurisdiction of the New Jersey courts and agrees it may be served with a Complaint by certified mail.

         18. All Notices shall be in writing and shall be by certified mail, return receipt requested, to the party at the addresses stated in this Agreement, attention to the party signing the Agreement.

         19. This Agreement sets forth the understanding of the parties and there are no oral agreements. This Agreement may only be modified by a written agreement signed by the parties.

         20. This Agreement shall be binding on the parties and their successors and assigns.









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WITNESSETH:                                    SAVIGNANO FOODS CORPORATION
                                               A New Jersey Corporation,
                                               Manufacturer

/s/  Rose Marie Savignano                 BY:  /s/ Michael Savignano
-------------------------                    ----------------------------------
ROSE MARIE SAVIGNANO                               MICHAEL SAVIGNANO,President
Assistant Secretary

WITNESSETH:                                    SILVER STAR RAVIOLI COMPANY,
INC.

/s/  Michael Trotta                       BY:  /s/  Vincent Trotta Sr.
-------------------------                    ----------------------------------
MICHAEL TROTTA, President                           VINCENT TROTTA SR., C.E.O.